UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

October 1, 2012

Date of Report (Date of earliest event reported)

ACURA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120

Palatine, Illinois 60067

(Address of principal executive offices) (Zip Code)

(847) 705-7709

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2012, GCE Holdings LLC, the beneficial owner of approximately 72.5% of our common stock distributed its holdings in our securities to its members (the “Distribution”) including Care Capital Investments II, LP (“Care Capital”), Essex Woodlands Health Ventures V, L.P. (“Essex”) and Galen Partners III, L.P. (“Galen”).

In accordance with the Amended and Restated Voting Agreement dated February 6, 2004, as amended, among GCE, us and certain other shareholders (the “Voting Agreement”), we have agreed that our Board of Directors shall be comprised of seven members, three of whom, subject to certain minimum share holdings, are designees of GCE, one of whom is our Chief Executive Officer and three of whom are independence directors. The designees of GCE were Richard Markham, Immanuel Thangaraj and David Azad. In anticipation of the Distribution, on October 1, 2012, GCE, Galen, Care Capital, Essex and we amended the Voting Agreement to be effective on the date of Distribution (the “Amendment”). Pursuant to the Amendment, GCE’s Board designation rights will terminate and each of Care Capital, Essex and Galen has the right to designate one director to our Board as long as it and its affiliates collectively hold at least 3,000,000 shares of our common stock (or warrants exercisable for such shares) (the “Minimum Threshold”). Following the Distribution, each of Galen, Care and Essex and its affiliates holds in excess of the Minimum Threshold. Pursuant to the Amendment, following the Distribution, Messrs. Markham, Thangaraj and Azad will be the Board designees of Care Capital, Essex and Galen, respectively, under the Voting Agreement.

Under the Amendment, each of Galen, Care Capital and Essex also has the right to designate their directors to any committee established by the Board of Directors, so long as they meet the relevant independence standards, in the case of our Audit Committee and Compensation Committee.

The size of the Board of Directors will remain at seven or increase to such larger number to ensure that the majority of the Board of Directors of the Company are independent under NASDAQ Marketplace rules.

The foregoing is only a summary of certain terms of the Amendment and is qualified in its entirety by the full text thereof, attached hereto as Exhibit 10.1.

As a result of the Distribution we will no longer be a “Controlled Company” under NASDAQ Marketplace rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. As a result we will now be required:

•	to maintain a Board consisting of a majority of independent directors;

•	to determine compensation of our executive officers, or recommend to the Board such compensation for determination, either by: (A) independent directors constituting a majority of the Board's independent directors in a vote in which only independent directors participate; or (B) a compensation committee comprised solely of independent directors; and

•	to select director nominees or recommend their selection (subject to the rights of Galen, Care and Essex to designate directors under the Voting Agreement as amended), either by (A) independent directors constituting of a majority of the Board's independent directors in a vote in which only independent directors participate, or (B) through a nominations committee comprised solely of independent directors.

Our Board has determined that following the Distribution:

•	Messrs. Azad, Thangaraj and Markham will be independent directors and our Board will consist of a majority of independent directors.

•	Our Compensation Committee, whose members are Messrs. Markham, Thangaraj and Wesson, will consist entirely of independent directors.

•	Our directors will be nominated by our independent directors.

Item 5.01 Changes in Control of Registrant

Item 1.01 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Third Amendment to Amended and Restated Voting Agreement dated February 6, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

	By:	/s/ Peter A. Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: October 3, 2012

Exhibit Number	Description

10.1	Third Amendment to Amended and Restated Voting Agreement dated February 6, 2004